EXHIBIT 1.1
                           VAN KAMPEN FOCUS PORTFOLIOS
                                   SERIES 192
                                 TRUST AGREEMENT

Dated: December 2, 1999

         This Trust Agreement among Van Kampen Funds Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen Investment Advisory Corp., as Evaluator, Van Kampen Investment Advisory Corp., as Supervisory Servicer, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Van Kampen American Capital Equity Opportunity Trust, Series 87 and Subsequent Series, Standard Terms and Conditions of Trust, Effective January 27, 1998" (herein called the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor, Evaluator, Supervisory Servicer and Trustee agree as follows:


                                     PART I
                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.


                                     PART II
                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

         1. The Securities defined in Section 1.01(24), listed in the Schedule hereto, have been deposited in trust under this Trust Agreement.

         2. The fractional undivided interest in and ownership of each Trust represented by each Unit is an amount the numerator of which is one and the denominator of which is the amount set forth under "Summary of Essential Financial Information - Initial Number of Units" in the Prospectus. Such fractional undivided interest may be (a) increased by the number of any additional Units issued pursuant to Section 2.03, (b) increased or decreased in connection with an adjustment to the number of Units pursuant to Section 2.03, or (c) decreased by the number of Units redeemed pursuant to Section 5.02.

         3. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth under "Summary of Essential Financial Information" in the Prospectus.

         4. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth under "Summary of Essential Financial Information" in the Prospectus.

         5. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" set forth under "Summary of Essential Financial Information" in the Prospectus.

         6. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust and subject to the requirements set forth in this paragraph, unless the Prospectus otherwise requires, the Sponsor may, on any Business Day (the "Trade Date"), subscribe for additional Units as follows:

          (a) Prior to the Evaluation Time on such Business Day, the Sponsor shall provide notice (the "Subscription Notice") to the Trustee, by telephone or by written communication, of the Sponsor's intention to subscribe for additional Units. The Subscription Notice shall identify the additional Securities to be acquired (unless such additional Securities are a precise replication of the then existing portfolio) and shall either (i) specify the quantity of additional Securities to be deposited by the Sponsor on the settlement date for such subscription or (ii) instruct the Trustee to purchase additional Securities with an aggregate value as specified in the Subscription Notice.

          (b) Promptly following the Evaluation Time on such Business Day, the Sponsor shall verify with the Trustee the number of additional Units to be created.

          (c) Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created hereby, the Sponsor shall deposit with the Trustee (i) any additional Securities specified in the Subscription Notice (or contracts to purchase such additional Securities together with cash or a letter of credit in the amount necessary to settle such contracts) or (ii) cash or a letter of credit in an amount equal to the aggregate value of the additional Securities specified in the Subscription Notice, and adding and subtracting the amounts specified in the first and second sentences of
     Section 5.01, computed as of the Evaluation Time on the Business Day preceding the Trade Date divided by the number of Units outstanding as of the Evaluation Time on the Business Day preceding the Trade Date, times the number of additional Units to be created.

          (d) On the settlement date for such subscription, the Trustee shall, in exchange for the Securities and cash or letter of credit described above, deliver to, or assign in the name of or on the order of, the Sponsor the number of Units verified by the Sponsor with the Trustee.

         7. Section 6.01(e) is hereby replaced with the following:

          (e) (1) Subject to the provisions of subparagraph (2) of this paragraph, the Trustee may employ agents, sub-custodians, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, sub-custodians, attorneys, accountants or auditors if such agents, sub-custodians, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee shall be fully protected in respect of any action under this Indenture taken or suffered in good faith by the Trustee in accordance with the opinion of counsel, which may be counsel to the Depositor acceptable to the Trustee, provided, however that this disclaimer of liability shall not excuse the Trustee from the responsibilities specified in subparagraph (2) below. The fees and expenses charged by such agents, sub-custodians, attorneys, accountants or auditors shall constitute an expense of the Trust reimbursable from the Income and Capital Accounts of the affected Trust as set forth in section
     6.04 hereof.

          (2) The Trustee may place and maintain in the care of an Eligible Foreign Custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (1) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) any investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents in amounts reasonably necessary to effect the Trust's transactions in such investments, provided that:

               (a) The Trustee shall perform all duties assigned to the Foreign Custody Manager by Rule 17f-5 under the Investment Company Act of 1940 (17 CFR ss. 270.17f-5) ("Rule 17f-5"), as now in effect or as such rule may be amended in the future. The Trustee shall not delegate such duties.

               (b) The Trustee shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Trust assets would exercise, and shall be liable to the Trust for any loss occurring as a result of its failure to do so.

               (c) The Trustee shall indemnify the Trust and hold the Trust harmless from and against any risk of loss of Trust assets held in accordance with the foreign custody contract.

               (d) The Trustee shall maintain and keep current written records regarding the basis for the choice or continued use of a particular Eligible Foreign Custodian pursuant to this subparagraph for a period of not less than six years from the end of the fiscal year in which the Trust was terminated, the first two years in an easily accessible place. Such records shall be available for inspection by Unitholders and the Securities and Exchange Commission at the Trustee's offices at all reasonable times during its usual business hours.

          (3) "Eligible Foreign Custodian" shall have the meaning assigned to it in Rule 17f-5.

          (4) "Foreign Custody Manager" shall have the meaning assigned to it in Rule 17f-5.

         8. Section 1.01 (1), (3) and (4) shall be replaced in their entirety by the following:

          (1) "Depositor" shall mean Van Kampen Funds Inc. and its succesors in interest, or any successor depositor appointed as hereinafter provided.

          (3) "Evaluator" shall mean American Portfolio Evaluation Services (a division of a Van Kampen Investment Advisory Corp.) and its successors in interest, or any successor evaluator appointed as hereinafter provided.

          (4) "Supervisory Servicer" shall mean Van Kampen Investment Advisory Corp. and its successors in interest, or any successor portfolio supervisor appointed as hereinafter provided.

         9. Section 3.15 of the Standard Terms and Conditions of Trust is hereby replaced in its entirety by the following:

          Section 3.15. Deferred Sales Charge. If the Prospectus related to the Trust specifies a deferred sale charge, the Trustee shall, on each Deferred Sales Charge Payment Date and as permitted by such Prospectus, withdraw from the Capital Account an amount per Unit equal to the Deferred Sales Charge Payment and credit such amount to a special non-Trust account maintained at the Trustee out of which the deferred sales charge will be distributed to the Depositor. If the balance in the Capital Account is insufficient to make any such withdrawal, the Trustee shall, as directed by the Depositor, either advance funds in an amount equal to the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional moneys in the Capital Account, sell Securities and credit the proceeds thereof to such special Depositor's account or credit (if permitted by law) Securities in kind to such special Depositor's Account. If a Unitholder redeems Units prior to full payment of any portion of the deferred sales charge that remains unpaid and due as described in the Prospectus on the Redemption Date, the Trustee shall, as provided in the related Prospectus, on such Redemption Date, withhold from the Redemption Price payable to such Unitholder an amount equal to the portion of the deferred sales charge then due on such Redemption Date and distribute such amount to such special Depositor's Account. The Depositor may at any time instruct the Trustee in writing to distribute to the Depositor cash or Securities previously credited to the special Depositor's account. Amounts to be credited to the special Depositor's account with respect to each Deferred Sales Charge Payment are due and payable to the Depositor on the related Deferred Sales Charge Payment Date.

          With respect to the Dow 5 & Tech Strategic Trust, December 1999 Series A and The Dow 30 Index Trust, Series 9, the term "Deferred Sales Charge Payment Dates" shall mean the 10th day of each month beginning April 10, 2000 and continuing through November 10, 2000. If any Deferred Sales Charge Payment Date is not a Business Day, that Deferred Sales Charge Payment Date shall be deemed to be the next Business Day. With respect to the Dow 5 & Tech Strategic Trust, December 1999 Series A and The Dow 30 Index Trust, Series 9, the term "Deferred Sales Charge Payment" shall mean a fraction of the total maximum deferred sales charge specified in the Prospectus, the numerator of which is one and the denominator of which is equal to the total number of Deferred Sales Charge Payment Dates.

          With respect to The Dow 5 & Tech Strategic Trust, December 1999 Series B, the term "Deferred Sales Charge Payment Dates" shall mean the First Year Deferred Sales Charge Payments Dates, the Second Year Deferred Sales Charge Payment Date and the Third Year Deferred Sales Charge Payment Date as defined herein. The term "First Year Deferred Sales Charge Payment Dates" shall mean the 10th day of each month beginning April 10, 2000 and continuing through November 10, 2000. The term "Second Year Deferred Sales Charge Payment Date" shall mean March 1, 2001. The term "Third Year Deferred Sales Charge Payment Date" shall mean March 1, 2002. If any Deferred Sales Charge Payment Date is not a Business Day, that Deferred Sales Charge Payment Date shall be deemed to be the next Business Day. With respect to The Dow 5 & Tech Strategic Trust, December 1999 Series B, the term "Deferred Sales Charge Payment" related to any First Year Deferred Sales Charge Payment Date shall mean a fraction of the total maximum deferred sales charge specified in the Prospectus to be charged prior to March 1, 2001, the numerator of which is one and the denominator of which is equal to the total number of First Year Deferred Sales Charge Payment Dates. With respect to The Dow 5 & Tech Strategic Trust, December 1999 Series B, the term "Deferred Sales Charge Payment" related to the Second Year Deferred Sales Charge Payment Date shall mean $0.15 per Unit of such Trust outstanding on such date. With respect to The Dow 5 & Tech Strategic Trust, December 1999 Series B, the term "Deferred Sales Charge Payment" related to the Third Year Deferred Sales Charge Payment Date shall mean $0.15 per Unit of such Trust outstanding on such date.

         IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed and their corporate seals to be hereto affixed and attested; all as of the day, month and year first above written.


Van Kampen Funds Inc.

By James J. Boyne
Senior Vice President
Attest:


By Weston B. Wetherell
Vice President
American Portfolio Evaluation Services,
   a division of Van Kampen Investment Advisory Corp.

By James J. Boyne
Senior Vice President
Attest

By Weston B. Wetherell
Vice President
Van Kampen Investment Advisory Corp.

By James J. Boyne
Senior Vice President
Attest

By Weston B. Wetherell
Vice President

The Bank of New York

By Jeffrey Cohen
Vice President
Attest

By Robert Weir
Assistant Treasurer


                          SCHEDULE A TO TRUST AGREEMENT
                        SECURITIES INITIALLY DEPOSITED IN
                     VAN KAMPEN FOCUS PORTFOLIOS, SERIES 192

(Note: Incorporated herein and made a part hereof is each "Portfolio" as set forth in the Prospectus.)